UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  May 28, 2008

FRANKLIN CREDIT MANAGEMENT CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-17771	75-2243266
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

101 Hudson Street Jersey City, New Jersey (Address of Principal Executive Offices)	07302 (Zip Code)

Registrant’s telephone number, including area code:  (201) 604-4402

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

On May 28, 2008, Franklin Credit Management Corporation (“Franklin Credit”), entered into an agreement (the “Bosco Servicing Agreement”) with Bosco Credit LLC (“Bosco”) and an agreement with Bosco, a subsidiary of Bosco, and an administrator for Bosco’s lenders (the “TriParty Agreement”), to service approximately $245 million of residential home equity line of credit mortgage loans for Bosco (such agreements together, the “Loan Servicing Agreements”).

Bosco is owned and controlled by Thomas J. Axon, Franklin Credit’s chairman.  The loans subject to the Loan Servicing Agreements were acquired by Bosco on May 28, 2008.

Pursuant to the Loan Servicing Agreements, Franklin Credit will service the mortgage loans, subject to customary terms, conditions and servicing practices for its industry.  In consideration of its services, Franklin Credit will receive fees based on  the unpaid principal balance of the loans subject to servicing, the collections of principal, and the collections on principal of seriously delinquent mortgages, as well as various ancillary fees and reimbursement of certain expenses.  In addition, Franklin Credit could receive a percentage of collections after Bosco’s indebtedness to its lenders has been repaid in full, Thomas J. Axon has been repaid in full his equity investment in Bosco, and Bosco's lenders and Bosco’s equity holders have received a specified rate of return on their debt and equity investments.

Funds collected in respect of the loans subject to the Loan Servicing Agreements will be deposited directly into Bosco’s lockbox account with the administrative agent for its lenders.

Under the TriParty Agreement, Franklin Credit’s engagement to service the mortgage loans could terminate upon occurrence of an event of default under the terms of Bosco’s indebtedness, in addition to upon a default under the Bosco Servicing Agreement, in each case upon transitioning of the servicing to a different servicer.

On June 3, 2008, Franklin Credit issued a press release announcing its entry into these agreements.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated in this Item 1.01 by reference.

Item 9.01.    Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description

99.1	Press Release, dated June 3, 2008, entitled “Franklin Credit Announces Servicing Agreement.”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

            FRANKLIN CREDIT MANAGEMENT CORPORATION

            By: /s/ Paul D. Colasono
           Name: Paul D. Colasono
           Title:   Chief Financial Officer and
            Executive Vice President

Date: June 3, 2008